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                                                                     Exhibit 5.1
                                  [Letterhead]





July 16, 1999


RGC International Investors, LDC
c/o Rose Glen Capital Management, L.P.
3 Bala Plaza East, Suite 200
251 Sout Asaphs Road
Bala Cynwyd, PA  19004


         Re:  Global Media Corp.


Ladies and Gentlemen:

         I have acted as counsel to Global Media Corp., a Nevada corporation (the "Company"), in connection with the Securities Purchase Agreement dated as of May 6, 1999, between you and the Company (the "Agreement") and the transactions contemplated therein including the conversion of that certain Convertible Debenture dated as of May 6, 1999 in the original principal amount of $8,500,000 (the "Debenture") into shares of the Company's Series A Convertible Preferred Stock (the "Series A Preferred Stock"). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings assigned to such terms in the Agreement.

         In so acting, I have examined (i) the Agreement, (ii) the Debenture,
(iii) the Articles of Amendment to the Company's Articles of Incorporation as filed with the Secretary of State of the State of Nevada (the "Secretary of State") on July 8, 1999, (iv) the Certificate of Designations, Preferences, and Rights of Series A Convertible Preferred Stock of the Company, as filed with the Secretary of State on July 8, 1999 (the "Certificate of Designation"), and (v) such other documents and instruments as I have deemed appropriate as a basis for my opinions set forth below.

         Based upon the foregoing and subject to the assumptions, limitations, qualifications and exceptions stated herein, I am of the opinion that as of the date hereof:

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RGC International Investors, LDC
c/o Rose Glen Capital Management, L.P.
July 19, 1999


         1. The Company is a duly organized corporation, validly existing and in good standing under the laws of the State of Nevada, has all requisite corporate power and authority to conduct its business as described in the Company's Annual Report on Form 10-KSB for its fiscal year ended July 31, 1998, as amended, and is duly qualified as a foreign corporation to do business in each jurisdiction in which the nature of the business conducted by the Company makes such qualification necessary and in which the failure to so qualify would have Material Adverse Effect.

         2. The Certificate of Designation has been accepted for filing with the Secretary of State.

         3. (i) The Company has the requisite corporate power and authority to issue the Preferred Shares upon conversion of the Debentures and to issue the Conversion Shares in accordance with the terms of the Certificate of Designation (including upon exercise of the Investment Options), (ii) the authorization and issuance of the Preferred Shares by the Company upon conversion of the Debentures and the issuance of the Conversion Shares in accordance with the terms of the Certificate of Designations (including upon exercise of the Investment Options) have been duly authorized by the Company's Board of Directors and no further consent or authorization of the Company, its Board of Directors or its stockholders is required, and (iii) other than necessary approvals that have been obtained, no authorization, approval or consent of any court, governmental body, regulatory agency, self-regulatory organization or stock exchange or market or, to my knowledge, any third party is required to be obtained by the Company for the issuance and sale of the Preferred Shares upon conversion of the Debentures or upon issuance of the Conversion Shares upon conversion of the Preferred Shares (including upon exercise of the Investment Options).

         4. The authorized capital of the Company consists of (i) 200,000,000 shares of $0.01 par value common stock, and (ii) 100,000,000 shares of $0.01 par value preferred stock, of which 8,500 shares have been designated Series A Convertible Preferred Stock (the "Series A Preferred Stock"). The terms and conditions of the Series A Preferred Stock are as set forth in the Certificate of Designations. The Company has reserved 8,500 Preferred Shares for issuance.

         5. The issuance of the Preferred Shares upon conversion of the Debenture does not violate any provision of the Company's Articles of Incorporation, as amended to date, or Bylaws. To my knowledge, there are no anti-dilution or price adjustment provisions contained in any security issued by the Company (or in any agreement providing rights to securities holders) that will be triggered by the issuance of the Preferred Shares or the Conversion Shares. The Preferred Shares, upon issuance in accordance with the terms and conditions of the Debenture, will be validly issued, fully paid and non-assessable, and will be free from all taxes, liens and charges with respect to the issue thereof.

         6. A number of shares of Common Stock sufficient to meet the Company's obligations to issue Common Stock upon full conversion of the Preferred Shares (including upon


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RGC International Investors, LDC
c/o Rose Glen Capital Management, L.P.
July 19, 1999


exercise of the Investment Options) has been duly reserved. The Conversion Shares are duly authorized and upon issuance in accordance with the terms and conditions of the Certificate of Designations (including upon exercise of the Investment Options) will be validly issued, fully paid and non-assessable, and will be free from all taxes, liens and charges with respect to the issue thereof.

         7. The Company is not in violation of any term of the Articles of Incorporation or Bylaws, each as amended to date. Neither the Articles of Incorporation nor the Bylaws, each as amended to date, are in violation of the Nevada General Corporation Law. The Certificate of Designations complies with the Nevada General Corporation Law. The issuance of the Preferred Shares upon conversion of the Debentures and the issuance of the Conversion Shares upon conversion of the Preferred Shares in accordance with the terms and conditions of the Certificate of Designations do not violate any provision of the Articles of Incorporation or Bylaws, each as amended to date. To my knowledge, the issuance of the Preferred Shares upon conversion of the Debentures and the issuance of the Conversion Shares upon conversion of the Preferred Shares in accordance with the terms and conditions of the Certificate of Designations has not resulted and will not result in any violation of, or constitute a default under (or an event which with the passage of time or the giving of notice or both would constitute a default under), or result in the creation of any lien, security interest or encumbrance on the assets or properties of the Company pursuant to, any contract agreement, instrument, judgment or decree binding upon the Company which, individually or in the aggregate, would have a Material Adverse Effect.

         8. All approvals necessary for you (or any other holder of the Preferred Shares) to acquire the Preferred Shares and the Conversion shares under the laws of the State of Nevada have been obtained, and no further approvals are required under Sections 78.378 - 78.3793 of the Nevada General Corporation Law in order for you (or any other holder of the Preferred Shares) to engage in a "business combination" with the Company because of your or their acquisition of the Preferred Shares, Warrants, Conversion Shares or Warrant Shares.

         The opinions expressed herein are limited to the matters expressly stated herein and are rendered solely for your benefit and may not be quoted or relied upon for any other purpose or by any other person, except that the opinions expressed in paragraph 6 may be relied upon by Pacific Stock Transfer Company, Inc., as Transfer Agent

         My examination of the law relevant to the matters covered by this opinion is limited to the laws of the State of Nevada and the federal law of the United States, and I express no opinion as to the effect on the matters covered by this opinion of the laws of any other jurisdiction. To the extent that the governing law with respect to any matters covered by this opinion is the law of a jurisdiction other than the State of Nevada or federal law, I have assumed that the law of such other jurisdiction is identical to Nevada law. In furnishing the opinion regarding the valid existence and good standing of the Company, I have relied solely upon a good standing certificate issued by the Secretary of State of Nevada on July 8, 1999.


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RGC International Investors, LDC
c/o Rose Glen Capital Management, L.P.
July 19, 1999


         This opinion is given as of the date hereof and I have assumed no obligation, to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

                                          Sincerely,


                                          /s/ Dennis Brovarone
                                          -----------------------
                                          Dennis Brovarone




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